As filed with the Securities and Exchange Commission on April 16, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2010

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Tryon Street Charlotte, North Carolina	28255
(Address of principal executive offices)	(Zip Code)

(704) 386-5681

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 13, 2010, Bank of America Corporation (the “Company”) entered into an offer letter with Mr. Charles H. Noski to be Executive Vice President and Chief Financial Officer of the Company with an anticipated start date of May 11, 2010. The offer letter provides that Mr. Noski’s employment with the Company will be “at-will” and terminable by either party at any time with or without cause, however, pursuant to the offer letter, Mr. Noski must provide the Company with at least 180 days prior written notice of his resignation, retirement or other voluntary termination of employment.

Over the past five years, Mr. Noski, 57, has served on the boards of various companies. He currently serves as a director of Microsoft Corp., Air Products & Chemicals, Inc., Automatic Data Processing, Inc., and the Performing Arts Center of Los Angeles County. From 2003 to March 2005, Mr. Noski served as chief financial officer and corporate vice president of Northrop Grumman Corp. In 2002, he was vice chairman of the board of directors of AT&T Corp. and senior executive vice president and chief financial officer of AT&T Corp. from 1999 to 2002. From 1997 to 1999, Mr. Noski served as president and chief operating officer of Hughes Electronics Corp., where he also served as vice chairman and chief financial officer. In 1997, he was executive vice president and chief financial officer of United Technologies Corp. Mr. Noski began his career at accounting firm Haskins & Sells (now Deloitte & Touche) where he served for 17 years and was named partner. He has been a director of Morgan Stanley, AT&T Corp., and Northrop Grumman Corp. Prior to joining Northrop, Mr. Noski was a senior advisor to The Blackstone Group. Mr. Noski is a member of the American Institute of Certified Public Accountants and Financial Executives International, and is a past member of the Financial Accounting Standards Advisory Council of the FASB and the Standing Advisory Group of the Public Company Accounting Oversight Board.

The offer letter provides that Mr. Noski will receive a signing bonus of $500,000 within 45 days following his start date, which signing bonus must be repaid to the Company in full if Mr. Noski voluntarily terminates his employment within 12 months following payment thereof. The offer letter provides for an annual base salary of $800,000. Mr. Noski will also be eligible to participate in one of the Company’s discretionary performance incentive plans and receive awards thereunder. For performance year 2010, Mr. Noski will be eligible to receive, at the sole discretion of the Company, and subject to continued employment in good standing through the date the award is actually granted, a performance incentive award with a target value of $7,200,000, comprised of a restricted stock award with a target value of $4,800,000 and a cash payment with a target value of $2,400,000. If earned and awarded, the restricted stock award and cash payment would be delivered in February 2011 (subject to continuous employment through the delivery date) at the same time awards are made to other Company executives and will be subject to terms and conditions consistent with the terms and conditions of awards provided to other direct reports to the Company’s Chief Executive Officer. The offer letter provides that, in general, Mr. Noski will not be entitled to any severance or termination pay upon his termination of employment for any reason; provided, however, that if Mr. Noski voluntarily terminates his employment on or after the date Mr. Noski attains age 60 or his employment is terminated by the Company for any reason other than cause (as defined in the offer letter) on or after the date Mr. Noski attains age 60, any outstanding equity awards previously made to him will continue to vest and be paid per the original schedule in the applicable award agreements, subject to his compliance with any and all covenants applicable to the awards.

Subject to approval of the Compensation and Benefits Committee of the Company’s Board of Directors, Mr. Noski will be eligible to receive, in connection with his relocation to Charlotte, North

Carolina, certain relocation benefits applicable generally to executives at his level under the Company’s standard relocation policy, as well as up to an additional 2 months of temporary housing (for a total of 4 months of temporary housing benefits). Under the offer letter, Mr. Noski will have to repay the Company the value of these benefits if he (i) voluntarily terminates employment with the Company within 12 months of his start date or (ii) fails to relocate his principal place of employment to Charlotte.

Mr. Noski will not be eligible for the financial commitments set forth in the offer letter if he engages in “detrimental conduct,” as defined in the offer letter. Further, consistent with applicable law and any applicable limitations period, if it is determined at any time that Mr. Noski engaged in detrimental conduct, the Company will be entitled to recover from him, at its sole discretion, any component of the financial commitments described in the offer letter.

In the event his employment with the Company terminates, Mr. Noski also will be subject to non-solicitation and non-competition restrictions.

A copy of the offer letter and a copy of the news release announcing the events described above are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.1	Offer Letter between Bank of America Corporation and Charles H. Noski dated as of April 13, 2010.

99.1	Bank of America Corporation News Release dated April 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Teresa M. Brenner
Teresa M. Brenner
Associate General Counsel

Dated: April 16, 2010

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.1	Offer Letter between Bank of America Corporation and Charles H. Noski dated as of April 13, 2010.

99.1	Bank of America Corporation News Release dated April 14, 2010